CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (646-937-6903)

FOR IMMEDIATE RELEASE

American Realty Capital Trust
Announces Closing on Approximately $21 million of Properties at an Average Capitalization Rate of 8.42%

New York, New York, August 21, 2012 ˗ American Realty Capital Trust, Inc. (NASDAQ: ARCT) (“ARCT” or the “Company”) announced today that it closed on five properties, bringing the total properties acquired since the quarter ended June 30, 2012 to 15 properties with approximately 105,000 leasable square feet of space, located in nine states, at an aggregate purchase price of $20.8 million (exclusive of closing costs).

“These purchases are consistent with the Company’s investment strategy of aggregating a diversified portfolio of single tenant, long-term, corporate credit, net lease properties, and represent the first closings in connection with the previously announced $64 million of property acquisitions,” said William M. Kahane, Chief Executive Officer and President of the Company. “These properties complement and continue to diversify our portfolio consistent with our investment strategy. Our guidance for 2012 calls for the Company to purchase approximately $100 million of properties; this announcement further underscores the viability of that goal.”

These 15 properties increased the Company’s overall portfolio to 501 properties, comprised of 63 distinct tenants, including one new tenant, Ruby Tuesday. Currently, 74% of the portfolio’s net operating income is derived from tenants carrying investment grade credit ratings. Geographically, the portfolio of properties is present in 43 states and Puerto Rico. The acquisitions are in line with ARCT’s strategy to achieve a diversified portfolio with a 60% concentration in the retail sector.

The table below provides a summary of the 15 properties acquired since June 30, 2012. For each tenant we have included the property’s location, contractual purchase price, rentable square footage, GAAP net operating income and average capitalization rate:

Tenant	Number of Properties	States	Average Capitalization Rate	Contractual Purchase Price (millions)	Rentable Square Footage	Annual GAAP Net Operating Income (millions)
Family Dollar	8	GA, TX, MI, OH, CO, WV	8.59%	$7.5	69,000	$0.6

Ruby Tuesday	7	FL, MN, MO	8.33%	$13.3	36,000	$1.1

Total / Average	15		8.42%	$20.8	105,000	$1.7

About the Company

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market under the trading symbol “ARCT”, is a leading self-administered real estate company that owns and acquires single tenant freestanding commercial real estate properties that are primarily net leased on a long-term basis to investment grade rated and other creditworthy tenants. Additional information about the Company can be found on the Company’s website at www.arctreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.